Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

QUINTANA ENERGY SERVICES, INC.

FIRST: The name of the corporation is Quintana Energy Services, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value of One Cent ($0.01) per share.

FIFTH: The name of the incorporator is Kathy Truett and her mailing address is c/o Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201.

SIXTH: In furtherance, and not in limitation, of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified, or determined in the manner provided, in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH shall be prospective only and shall not adversely affect any right or protection, or limitation of the liability, of a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders or any other persons by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

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I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of April, 2017.

/s/ Kathy Truett
Kathy Truett
Incorporator

SIGNATURE PAGE TO

CERTIFICATE OF INCORPORATION OF

QUINTANA ENERGY SERVICES, INC.